Exhibit 10.28

AMENDMENT TO
LETTER AGREEMENT

This Amendment to Letter Agreement (this “Amendment”) is entered into as of May 20, 2003, between Robert Norton (the “Executive”) and Florists’ Transworld Delivery, Inc. (“FTD”).

WHEREAS, the parties hereto previously entered into a letter agreement dated as of April 12, 2001 (the “Letter Agreement”), setting forth the terms of the Executive’s employment with FTD and FTD, Inc., the parent company of FTD that was formerly known as IOS Brands Corporation (“FTD, Inc.”); and

WHEREAS, the parties desire to modify certain terms of the Executive’s employment and amend the Letter Agreement with this Amendment;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, FTD and the Executive hereby agree as follows:

1.             Defined Terms.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Letter Agreement.

2.             Amendments to Letter Agreement.

(a)           The Letter Agreement shall be amended to add the following:

“Termination Following a Change of Control.

(a)           Involuntary Termination.  If your employment hereunder is terminated (other than by you (except as provided under clause (b) below)) or is not renewed as provided under the heading “Duties” during a Change of Control Severance Period (as hereinafter defined), you shall be entitled to the benefits provided under the heading “Severance Following a Change of Control” below; provided, however, that you shall not be entitled to such benefits upon the occurrence of one or more of the following events:

(i)            your death;

(ii)           if you become permanently disabled within the meaning of, and begin actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, you immediately prior to the Change of Control; or

(iii)          any event described in the definition of “cause” under the heading “Other Severance Payments”.

(b)           Constructive Termination.  You may terminate your employment hereunder during the Change of Control Severance Period upon the occurrence of one or more of the following events (regardless of whether any other reason, other than cause, for such termination exists or has occurred, including without limitation other employment), in which case you shall be entitled to the benefits provided under the heading “Severance Following a Change of Control” below:

(i)                                     failure to elect or reelect or otherwise to maintain you in the office or the position, or a substantially equivalent office or position, which you held immediately prior to the Change of Control;

(ii)                                  (A) a material adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position that you held immediately prior to the Change of Control; (B) a reduction in your base salary from the rates in effect immediately prior to the Change of Control or a material modification in the scope of your right to participate in any bonus program offered to similarly-situated employees; or (C) the termination or denial of your rights to additional employment-related benefits that are made available from time to time to employees of FTD at comparable levels to you at least as great in the aggregate as are payable thereunder immediately prior to the Change of Control or a reduction in the scope or value thereof other than a general reduction applicable to all similarly-situated employees;

(iii)                               a change in circumstances following the Change of Control, including, without limitation, a change in the scope of the business or other activities for which you were responsible immediately prior to the Change of Control, which has rendered you unable to carry out any material portion of the authorities, powers, functions, responsibilities or duties attached to the position held by you immediately prior to the Change of Control, which situation is not remedied within 30 calendar days after written notice of such change given by you;

(iv)                              the liquidation, dissolution, merger, consolidation or reorganization of FTD or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of FTD under this Agreement; or

(v)                                 you are required to have your principal location of work changed to any location that is in excess of 50 miles from your principal location of work immediately prior to the Change of Control.

For purposes of this Agreement, “Change of Control Severance Period” shall mean the period of time commencing on the date of a Change of Control and continuing until the earliest of (A) the second anniversary of such Change of Control, (B) your death, or (C) your retirement.

Severance Following a Change of Control.  If you are entitled to receive benefits pursuant to the terms of clauses (a) or (b) under the heading “Termination Following a Change of Control”:

(a)           You, within five business days after your demand therefor, shall be entitled to a lump sum payment in an amount equal to (A) base salary for three years (at the highest rate in effect for any period during the three-year period prior to the date of termination), plus (B) three times your target performance bonus as set by the Board for the fiscal year in which the Change of Control or the date of termination occurs, whichever is higher, plus (C) any pro rata performance bonus to which you may be entitled pursuant to this Agreement for the fiscal year in which the Change of Control or the date of termination occurs, whichever is higher; and

(b)           For three years following the date of termination (the “Continuation Period”), you will be provided, at no cost to you, with (A) health benefits substantially similar to those which you were receiving or entitled to receive immediately prior to the date of termination; provided, however, that any such benefits otherwise receivable by you pursuant to this clause (b)(A) will be reduced to the extent comparable benefits are actually received by you from another employer during the Continuation Period, and any such benefits actually received by you shall be reported by you to FTD, (B) life insurance and disability insurance or coverage at least equivalent to that you were receiving or entitled to receive immediately prior to the date of termination and (C) reasonable and customary executive outplacement services in an amount not to exceed $20,000.”

(b)           The first paragraph of the Section of the Letter Agreement entitled “Severance” shall be deleted in its entirety and replaced with the following:

“Other Severance Payments. FTD shall have the right to terminate your employment at any time during the term of this Agreement by giving you written notice of the effective date of the termination.  If (i) this Agreement is not renewed as provided under the heading “Duties” or (ii) your employment is terminated (A) without “cause” by FTD (other than during the Change of Control Severance Period) or (B) by you following your assignment to a position that represents a material diminution in your operating responsibilities (other than during the Change of Control Severance Period) (it being understood that a change in your title shall not by itself entitle you to terminate your employment and receive the right to severance payments under this paragraph), you will be paid (1) continuing salary for 24 months from the effective date of any such non-renewal or termination of employment under clause (i) or (ii) above (“Termination Date”) and (2) any pro rata performance bonus to which you may be entitled pursuant to this Agreement.  In addition to the foregoing payments, on the Termination Date, FTD shall cause you to be entitled to accelerated vesting of any options to purchase capital stock of FTD, Inc. or FTD or any subsidiary of either company (with unrestricted rights to exercise any such stock options) and vesting of all capital stock of FTD, Inc., FTD or any subsidiary of either company subject to forfeiture under restricted stock awards in the same manner and extent as would be the case in the event of a Change of Control.  Your participation (including dependent coverage) in any life, disability, group health and dental benefit plans provided by FTD, in effect immediately prior to the Termination Date, shall be continued after the Termination Date, in accordance with FTD policy relating to such plans as of the Termination Date, until the earlier of (A) the end of the period ending 24-months after the Termination Date or (B) the date on which you accept other full-time employment.  Following the Termination Date, FTD shall not be obligated to (1) provide business accident insurance covering you or (2) make contributions on your behalf to any qualified retirement and pension plans or profit sharing plans.”

(c)           Subsection (iv) under the definition of “Change of Control” in the Section of the Letter Agreement entitled “Immediate Vesting of Awards Upon Change of Control” shall be deleted in its entirety and replaced with the following:

“(iv)                        approval by the stockholders of FTD, Inc. or FTD of a complete liquidation or dissolution of FTD, Inc. or FTD.”

(d)           The Section of the Letter Agreement entitled “Confidential Information and Non-Competition” shall remain in full force and effect but shall be amended to include the following sentence at the end thereof:

“Any severance payment made in accordance with the terms of this Agreement shall be deemed to constitute consideration for both your termination of employment and for such agreement.”

(e)           The words “KPMG LLP” in Section (b) of Exhibit A to the Agreement shall be deleted and replaced with the language “FTD, Inc.’s then-current independent auditors”.

3.             Continuing Effectiveness of Letter Agreement.  Except as expressly provided herein to the contrary, the Letter Agreement shall remain unaffected and shall continue in full force and effect after the date hereof.

4.             Counterparts.  This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including counterparts delivered by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Any such counterpart delivered by telecopy shall be effective as an original for all purposes.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first set forth above.

FLORISTS’ TRANSWORLD DELIVERY, INC.

By:	/S/ JON BURNEY
Its:	Vice President and General Counsel

/S/ ROBERT NORTON
Robert Norton